EXHIBIT 2.4



                                SUPPORT AGREEMENT


THIS made effective June 11, 2001.

AMONG:

          ASPI EUROPE, INC., a Delaware corporation

          ("Pubco")

AND:

          ASPI ALBERTA HOLDINGS INC., an Alberta corporation

          (the "Aquiror")

AND:

          GROWTHEXPERTS GROUP INC., an Alberta corporation

          (the "Target")

WHEREAS:

A. Pursuant to the Amalgamation and Re-organization Agreement (the "Amalgamation Agreement") dated June __, 2001, the Acquiror and the Target are to amalgamate (the "Amalgamation") to form GrowthExperts Group Inc. ("Amalco");

B. Under the terms of the Amalgamation Agreement the shareholders of the Target are to receive non-voting exchangeable shares (the "Exchangeable Shares") of Amalco exchangeable into common stock of Pubco (the "Pubco Common Stock"); and

C. The parties wish to provide for and establish a procedure whereby Pubco will take certain actions and make certain payments and deliveries necessary to ensure that Amalco will be able to satisfy the obligations of Amalco to all persons who become holders of the Exchangeable Shares pursuant to the special rights and restrictions thereof (the "Exchangeable Share Provisions") with respect to the payment and satisfaction of dividends, liquidation amounts, retraction prices, and redemption prices.

     NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:


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

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1       Headings and Division


          The headings in this Agreement and the division of this agreement into Articles and Sections are for convenience of reference only and will not affect the interpretation of this Agreement.

1.2       Governing Law


          This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of British Columbia and the laws of Canada applicable in the Province of British Columbia and will be treated in all respects as a British Columbia contract.

1.3       Currency


          Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States funds.

1.4       Date for any Action


          If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5       Severability


          If any provision of this Agreement is invalid or unenforceable, such provision will be severed and the remainder of this Agreement will be unaffected thereby but will continue to be valid and enforceable to the fullest extent permitted by law.

1.6       Recitals


          The recitals form part of this Agreement.


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

1.7       Defined Terms


          Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 hereto, unless the context requires otherwise.

                                   ARTICLE 2
                          COVENANTS OF PUBCO AND AMALCO

2.1       Covenants of Pubco Regarding the Exchangeable Shares


          So long as any of the Exchangeable Shares are outstanding, Pubco will:

     (a) not declare or pay any dividend on the Pubco Common Stock unless Amalco will have on the date of such payment sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and Amalco does simultaneously pay an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

     (b) advise Amalco sufficiently in advance of the declaration by Pubco of any dividend on the Pubco Common Stock and take all such other actions as are necessary, in cooperation with Amalco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on the Pubco Common Stock and that such dividend will correspond to any requirement of the principal stock exchange in which the Exchangeable Shares are listed, if any;

     (c) ensure that the record date for any dividend declared on the Pubco Common Stock is not less than 10 business days after the declaration date for such dividend;

     (d) take all such actions and do all such things as are necessary or desirable to enable and permit Amalco, in accordance with applicable law, to pay and otherwise perform its obligations in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Amalco, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Amalco to cause to be delivered shares of the Pubco Common Stock to the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions;



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

     (e) take all such actions and do all such things as are necessary or desirable to enable and permit Amalco, in accordance with applicable law, to pay and otherwise perform its obligations to deliver shares of the Pubco Common Stock to the holders of the Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the Exchangeable Share Provisions, as the case may be;

     (f) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Amalco nor take any action that, or omit to take any action the omission of which
          (i) is designed to result in the liquidation, dissolution or winding-up of Amalco or (ii) would result in a meeting or vote of the shareholder of Amalco to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of Amalco, other than a meeting as described in clause (d) of the definition of "Automatic Redemption Date" In the Exchangeable Share Provisions; and

     (g) use its best efforts to take all such actions and do all such things as are necessary to ensure that there is no meeting or vote of the shareholders of Amalco to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of Amalco, other than a meeting as described in clause (d) of the definition of "Automatic Redemption Date" in the Exchangeable Share Provisions.

2.2       Reservation of Shares of the Pubco Common Stock


          Pubco hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of shares of the Pubco Common Stock (or other shares or securities into which the Pubco Common Stock may be reclassified or changed as contemplated by Section 2.6):

     (a)  as is equal to the sum of:

          (i) the number of the Exchangeable Shares issued and outstanding from time to time; and

          (ii) the number of the Exchangeable Shares issuable upon the exercise of all rights to acquire the Exchangeable Shares outstanding, if any, from time to time; and

     (b) as are now and may hereafter be required to enable and permit Amalco to meet its obligations under the Voting and Exchange Agreement, its obligations hereunder, and under the Exchangeable Share Provisions.



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

2.3       Notification of Certain Events

          In order to assist Pubco to comply with its obligations hereunder, Amalco covenants and agrees to give Pubco notice of each of the following events at the time set forth below:

     (a) in the event of any determination by the board of directors of Amalco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Amalco or to effect any other distribution of the assets of Amalco among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

     (b)  immediately, upon the earlier of:

          (i)  receipt by Amalco of notice of; or

          (ii) Amalco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Amalco or to effect any other distribution of the assets of Amalco among its shareholders for the purpose of winding-up its affairs;

     (c)  immediately, upon receipt by Amalco of a Retraction Request;

     (d) as soon as practicable upon the issuance by Amalco of any the Exchangeable Shares or rights to acquire the Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Target shares pursuant to the Amalgamation);

     (e) immediately, in the event of any determination by the Board of Directors of Amalco to take any action which would require a vote of the holders of Exchangeable Shares for approval; and

     (f) at least 45 days prior to any Automatic Redemption Date determined by the Board of Directors of Amalco in accordance with clause (b) of the definition of Automatic Redemption Date.

2.4       Delivery of Shares of the Pubco Common Stock


          In furtherance of its obligations hereunder, upon notice of any event which requires Amalco to deliver shares of the Pubco Common Stock to any holder of the Exchangeable Shares, Pubco shall and covenants and agrees to forthwith issue and deliver the requisite shares of the Pubco Common Stock to or to the order of the former holder of the



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

surrendered the Exchangeable Shares, as Amalco shall direct. All such shares of the Pubco Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

2.5       Equivalence


          So long as any Exchangeable Shares not owned by Pubco are outstanding:

     (a) Pubco will not without the prior approval of Amalco and Exchangeable Shareholder Approval:

          (i) subdivide, divide or change then outstanding shares of the Pubco Common Stock into a greater number of shares of the Pubco Common Stock; or

          (ii) reduce, combine or consolidate or change then outstanding shares of the Pubco Common Stock into a lesser number of shares of the Pubco Common Stock; or

          (iii)reclassify or otherwise change the shares of the Pubco Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of the Pubco Common Stock,


          unless:

          (iv) Amalco is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares, and the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares; and

     (b) Pubco will ensure that the record date for any event referred to in Subsection 2.5(a) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by Pubco (with simultaneous notice thereof to be given by Pubco to Amalco).

2.6       Tender Offers, etc.


          In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Pubco Common Stock (an "Offer") is proposed by Pubco or is proposed to Pubco or its shareholders and is recommended by the board of directors of



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

Pubco, or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, Pubco shall take all such reasonable actions and do all such things as are reasonably necessary or desirable to enable and permit holders of the Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of the Pubco Common Stock, without discrimination, including, without limiting the generality of the foregoing, Pubco will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by Pubco or where Pubco is a participant in the negotiation thereof) ensure that holders of the Exchangeable Shares may participate in all such Offers without being required to retract the Exchangeable Shares as against Amalco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). [Nothing herein shall affect the rights of Amalco to redeem or Pubco to acquire Exchangeable Shares, as applicable, in the event of a Pubco Control Transaction.]

2.7       Ownership of Outstanding Shares


          Without the prior approval of Amalco and the approval of the holders of 66.67% of the Exchangeable Shares, Pubco covenants and agrees in favour of Amalco that, as long as any outstanding the Exchangeable Shares are owned by any person or entity other than Pubco or any of its subsidiaries, Pubco will be and remain the direct or indirect beneficial owner of all the issued and outstanding voting shares in the capital of Amalco, unless not being and remaining so will not, in the reasonable opinion of Pubco, adversely affect the rights of any holder of the Exchangeable Shares, and Pubco has provided to each holder of Exchangeable Shares not less than 20 days notice of Pubco's intention to no longer have or maintain such ownership and control.

2.8       Pubco Not to Vote the Exchangeable Shares


          Pubco covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all the Exchangeable Shares held by Pubco and its subsidiaries for the sole purpose of attending each meeting of holders of the Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Pubco further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of the Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of any corporate statute by which Amalco may be governed with respect to any the Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of the Exchangeable Shares.



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

                                   ARTICLE 3
                                     GENERAL

3.1       Term


          This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no the Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire the Exchangeable Shares) are held by any party other than Pubco and any of its subsidiaries.

3.2       Changes in Capital of Pubco and Amalco


          Notwithstanding the provisions of Section 3.3, at all times after the occurrence of any event effected pursuant to Section 2.5 or 2.6, as a result of which either the Pubco Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Pubco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3       Amendments, Modifications, etc.


          This Agreement may not be amended or modified except by an agreement in writing executed by Amalco or its successor and Pubco and approved by 66.67% of the votes cast at a meeting of the holders of the Exchangeable Shares.

3.4       Ministerial Amendment


          Notwithstanding the provisions of Section 3.3, Pubco and Amalco may in writing, at any time and from time to time, without approval of holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

     (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Amalco or its successor and Pubco, it may be expedient to make, provided that each such board of directors shall be of



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

          the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to Amalco or its successor and Pubco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Amalco or its successor and Pubco shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.5       Meeting to Consider Amendments


          Amalco, at the request of Pubco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Amalco, the Exchangeable Share Provisions and all applicable laws.

3.6       Amendments Only in Writing


          No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by Pubco and Amalco.

3.7       Notices


          All payments and communications which may be or are required to be given by any party to any other party will be in writing and (a) delivered personally, (b) sent by prepaid courier service or (c) sent by prepaid telecopier or other similar means of electronic communication to the parties at their respective addresses set forth on page one. Any such notice so given will be deemed conclusively to have been given and received when so personally delivered or sent by telecopier or other electronic communication or on the second Business Day following the sending thereof by prepaid courier. Either party may from time to time change its address for delivery of notices by notice to the other parties in accordance with this Section.

3.8       Enurement


          This  Agreement  will enure to the benefit of and be binding  upon the arties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, the rights and entitlements of Amalco hereunder shall enure to the benefit of Amalco on closing of the Amalgamation Agreement.



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3.9       Counterparts


          This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

















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     IN WITNESS  WHEREOF,  the parties hereto have caused this Agreement to take effect as of the date first above written.


ASPI EUROPE, INC.

Per: /s/ Patrick McGrath
     --------------------------------
     Authorized Signatory



ASPI ALBERTA HOLDINGS INC.

Per: /s/ Patrick McGrath
     --------------------------------
     Authorized Signatory



GROWTHEXPERTS GROUP INC.

Per: /s/ Thomas Winters
     --------------------------------
     Authorized Signatory















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